Exhibit 21




                      SUBSIDIARIES OF RIVER VALLEY BANCORP

Subsidiaries of River Valley Bancorp:


            Name                       Jurisdiction of Incorporation

River Valley Financial Bank                      Federal

Madison First Service Corporation                Indiana